Exhibit 10.1

February 27, 2004

Bud Albers

13626 202nd Avenue NE

Woodinville, WA 98072

Dear Bud:

We are delighted to extend you an offer to be Chief Technology Officer at drugstore.com*, starting on March 22, 2004.

We are offering you an annual salary of $190,000, which will be paid every two weeks in accordance with the Company’s standard payroll policies. During 2004, you will be eligible for a semi annual performance bonus of 0-25% of your eligible salary. Executive bonus compensation for subsequent years will be determined by the Board of Directors and CEO. Your compensation package will be reviewed annually. Other company-provided benefits, for which you are eligible, including health and welfare benefits, will be reviewed with you in detail on your first day of employment.

At the start of your employment, you will be eligible for an option (the “Option”) to purchase 200,000 shares of drugstore.com common stock (the “Option Shares”). Your Option will be granted by a committee of the board of directors as soon as practicable after you commence employment. Your vesting commencement date will be your first day of employment. The exercise price of the Option Shares will be determined by the committee and will be based upon fair market value on the Friday after you commence employment. The Option will be subject to the terms of the Company’s 1998 Stock Option Plan and the related Stock Option Agreement between you and drugstore.com*.

This offer is contingent upon your completion of our standard form Confidentiality and Inventions Agreement prior to commencing employment, a copy of which is enclosed with this letter. If you have any questions about this agreement, please call us.

Throughout your employment with drugstore.com, you will be an at-will employee. This means that you may terminate your employment with drugstore.com at any time with or without cause, and with or without notice. Similarly, drugstore.com may terminate your employment at any time, with or without cause, and with or without notice. Your at-will employment status may not be orally altered by any drugstore.com employee, and may be altered in writing only by the CEO of the Company.

This offer is contingent upon the successful completion of a background check. The results must be reviewed and accepted by drugstore.com in accordance with our guidelines prior to your start date as stated in this offer letter. If the results are unacceptable, this offer will be rescinded.

Congratulations! All of us at drugstore.com are very excited that you’re joining the team and look forward to a beneficial and rewarding relationship. Kindly indicate your consent to the terms in this offer letter by signing and returning a copy to us at your earliest convenience.

Sincerely,

/s/ KAL RAMAN
Kal Raman
Chief Executive Officer

Agreed and Accepted: /s/ ARDELL “BUD” ALBERS	Date: 3/1/04
Bud Albers

*	drugstore.com and/or its affiliates and subsidiaries